NATIONAL-STANDARD


CONTACT:  Mike Savitake
          National-Standard
          616-683-8100

               National-Standard Awarded Major Weld Wire Contract
                             by Magna International

NILES, Mich., Dec. 16 - National-Standard Company (NYSE: NSD) today announced the Company has signed a contract with Magna International, Inc. (NYSE: MGA), a diversified supplier of systems, components, and frames to manufacturers of cars and light trucks internationally. Under the terms of the agreement, National-Standard will supply Magna in excess of $25 million in weld wire over a five-year period.

"This contract represents a significant weld wire order for our company," said Michael Savitske, President and Chief Executive Officer of National-Standard. "The market continues to value National-Standard's ability to supply weld wire that provides superior performance based on ease of use, reduced downtime and improved weld quality. Throughout our 90-year history, we have focused on satisfying the changing needs of our customers. Innovative products, such as our Tru-Trac TM weld wire bulk package system, are examples of National-Standard's commitment to its customers."

Shipments are expected to begin in March 1998 from the Company's facilities in Niles, Michigan., and Guelph, Ontario, Canada. Although the volume anticipated over the period is expected to reach $25 million, and actual shipments will depend on the auto industry's requirements for frames, which could change over time. The Company is investing approximately $6 million for the capacity required to satisfy the Magna requirement as well as anticipated growth in the weld wire market. Magna, one of the most diversified automotive suppliers in the world, designs, develops and manufactures automotive systems, assemblies and components, primarily for sale to original equipment manufacturers, including frames for cars an light trucks in North America, Mexico, and Europe. Magna's products include exterior decorative systems; interior products, including seating systems, door and other panels; sound insulation systems; stamped and welded metal parts and assemblies; sunroofs; electromechanical devices and assemblies; various engine, powertrain, and fueling and cooling components; and a variety of plastic parts, including body panels and fascias.

Founded in 1907, National-Standard is a Niles, Mich.-based firm with annual sales of approximately $250 million. In nine operating facilities throughout the world, the Company manufactures and distributes a broad range of wire and wire-related products, including tire bead wire and welding wire, in addition to wire cloth and fabricated filters for the automotive air bag industry.

This press release may contain forward-looking statements ands defined under the Private Securities Litigation Reform Act of 1995. Cautionary statements accompany these forward-looking statements are set forth, along with this release, in a Form 8-K filed with the Securities and Exchange Commission.

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